                                                                EXHIBIT 11.0

                              REDFED BANCORP INC.
               Statement Regarding Computation of Loss Per Share
                   (Dollars in thousands, except share data)


                                            1996          1995         1994
                                         ----------    ----------   ----------

Net loss per statement of
  operations for period ended            $     (357)   $   (8,085)  $  (26,340)
                                         ==========    ==========   ==========
Weighted average shares issued            5,514,888     4,370,000    4,370,000

Net ESOP shares not yet committed          (174,800)     (218,500)    (262,200)

Net RRP shares not yet committed            (52,440)      (78,660)    (104,880)

Weighted average treasury shares            (81,029)      (91,019)           -
                                         ----------    ----------   ----------

Weighted average shares outstanding       5,206,619     3,981,821    4,002,920
                                         ==========    ==========   ==========

                   Net loss per share    $    (0.07)   $    (2.03)  $    (6.08)(1)
                                         ==========    ==========   ==========

(1) Loss per share data has been calculated based on the Company's net loss of $24.4 million for the period April 7, 1994 (the date of the Company's initial public offering) through December 31, 1994.